Exhibit 1

AUDIOCODES LTD.
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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
December 3, 2008

TO THE SHAREHOLDERS OF AUDIOCODES LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of AudioCodes Ltd., a company formed under the laws of the State of Israel (the “Company”), will be held on Wednesday, December 3, 2008 at 11:00 a.m., local time, at the principal executive offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel, for the following purposes:

(1)	To reelect Dr. Eyal Kishon as an outside director for a period of three years;

(2)	Subject to approval of Proposal No. 1, to approve the grant to Dr. Eyal Kishon of options to purchase Ordinary Shares of the Company;

(3)	To reelect Mr. Joseph Tenne as a Class II director to serve until the 2011 Annual General Meeting of Shareholders, or until his successor is elected;

(4)	Subject to approval of Proposal No. 3, to approve the grant to Mr. Joseph Tenne of options to purchase Ordinary Shares of the Company;

(5)
To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the year ending December 31, 2008 and to authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the compensation of the auditors; and

(6)	To review and discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2007.

           The foregoing items of business are more fully described in the Proxy Statement that will be mailed to the shareholders on or about November 4, 2008.  A copy of the Proxy Statement will also be available at the following websites: http://www.tase.co.il/tase/ and http://www.magna.isa.gov.il (the "Distribution Sites").  Furthermore, shareholders may obtain the Proxy Statement by contacting the Company directly, at the following telephone number: +972-3-976-4000.

Each member of The Tel-Aviv Stock Exchange Ltd. (a "Member") shall e-mail, upon request and without charge, a link to the Distribution Sites, to each shareholder who is not listed in the Company's shareholder register and whose shares are held through the Member; provided that each shareholder's request shall have been submitted (a) with respect to a specific securities account, and (b) prior to the Record Date (as defined below).

A shareholder whose shares are held through a Member may obtain, upon request from the Member, a certification of ownership regarding his/her/its shares.  Such certification may be obtained in the Member's offices or may be sent to the shareholder by mail (subject to payment of the cost of mailing), at the election of the shareholder; provided that the shareholder's request shall have been submitted with respect to a specific securities account.

Shareholders may review the detailed versions of the proposed resolutions at the offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel, during regular working hours.  Only shareholders who hold Ordinary Shares, nominal value NIS 0.01, of the Company at the close of business on November 3, 2008 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.  The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of proposals (1) through (5) above.  In addition, the approval of proposal (1) requires that the shareholder approval include at least one-third of the shareholders other than the Company's controlling shareholders, if any, who are present, in person or by proxy, and voting at the Meeting or, alternatively, the total shareholdings of the shareholders who vote against this proposal (excluding the votes of the Company's controlling shareholders) must not represent more than one percent of the voting rights in the Company.

           All shareholders of record on the Record Date are cordially invited to attend the Meeting in person.  Any shareholder attending the Meeting may vote in person even if such shareholder previously signed and returned a proxy.

Shareholders may sign and return proxy cards to the Company no later than December 2, 2008.

FOR THE BOARD OF DIRECTORS

Shabtai Adlersberg
Chairman of the Board
Lod, Israel
November 3, 2008

AUDIOCODES LTD.
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PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
December 3, 2008

The enclosed proxy is solicited on behalf of the Board of Directors of AudioCodes Ltd. (the "Company") for use at the Company's Annual General Meeting of Shareholders (the "Meeting") to be held on Wednesday, December 3, 2008 at 11:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice.  The Meeting will be held at the offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel.  The telephone number at that address is +972-3-976-4000.

These proxy solicitation materials were mailed on or about November 4, 2008 to all shareholders entitled to vote at the Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

           You are entitled to receive notice of the Meeting and to vote at the Meeting if you were a shareholder of record of Ordinary Shares, nominal value NIS 0.01 (the "Ordinary Shares"), of the Company at the close of business on November 3, 2008 (the "Record Date").  You are also entitled to receive notice of the Meeting and to vote at the Meeting if you held Ordinary Shares through a bank, broker or other nominee that was a shareholder of record of the Company at the close of business on the Record Date or that appeared in the participant listing of a securities depository on that date.

           On the Record Date, 47,574,800 Ordinary Shares were issued, of which 40,182,444 Ordinary Shares were outstanding and 7,392,356 Ordinary Shares were held in treasury.

Revocability of Proxies

A form of proxy card for use at the Meeting is attached.  Please follow the instructions on the proxy card.  You may change your mind and cancel your proxy card by filing a written notice of revocation with the Company, by completing and returning a duly executed proxy card bearing a later date, or by voting in person at the Meeting.  Attendance at the Meeting will not in and of itself constitute revocation of a proxy.  Shares represented by a valid proxy card in the attached form will be voted in favor of all of the proposed resolutions to be presented to the Meeting, unless you clearly vote against a specific resolution.

Quorum, Voting and Solicitation

At least two shareholders who attend the Meeting in person or by proxy will constitute a quorum at the Meeting, provided that they hold shares conferring in the aggregate more than 50% of the voting power of the Company.  If a quorum is not present within half an hour from the time scheduled for the Meeting, the Meeting will be adjourned to the same day in the next week, at the same time and place.  The Chairman of the Meeting may, however, adjourn the Meeting to a different day, time or place, with the consent of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on the question of adjournment.  At an adjourned Meeting, any two shareholders who attend the Meeting in person or by proxy will constitute a quorum.  The vote necessary to approve the resolutions relating to the matters upon which you will be asked to vote is specified below immediately following each proposed resolution.  Each outstanding Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting.  Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will be disregarded and will have no effect on whether the requisite vote is obtained.

The Board of Directors of the Company is soliciting the attached proxy cards for the Meeting, primarily by mail and email.  The original solicitation of proxies by mail and email may be further supplemented by solicitation by telephone and other means by certain officers, directors, employees and agents of the Company, but they will not receive additional compensation for these services.  The Company will bear the cost of the solicitation of the proxy cards, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

PROPOSAL ONE
REELECTION OF DR. EYAL KISHON AS AN OUTSIDE DIRECTOR
FOR AN ADDITIONAL TERM OF THREE YEARS

Background

The Israeli Companies Law (the “Companies Law”) requires that the Company have at least two outside directors, who must meet certain statutory requirements of independence prescribed by the Companies Law.  An outside director serves for a term of three years, which may be extended for additional three-year terms.  Pursuant to a regulation adopted under the Companies Law, a company listed on the Nasdaq Stock Market may elect as an outside director, for additional terms of up to three years each, a person who has completed two terms of service as an outside director if the company’s audit committee and board of directors have resolved that, in light of the person’s expertise and special contribution to the function of the board of directors and its committees, his or her service as an outside director is in the best interests of the company.  An outside director can be removed from office only under very limited circumstances.  All of the outside directors must serve on the Company's Audit Committee, and at least one outside director must serve on each committee of the Company's Board of Directors.

Dr. Eyal Kishon has served as an outside director of the Company since 1997.  The term of Dr. Kishon is scheduled to expire at the Meeting, and he is standing for reelection at this Meeting.  Biographical information concerning Dr. Kishon follows.

Dr. Eyal Kishon has served as one of the Company's outside directors since 1997.  Since 1996, Dr. Kishon has been Managing Partner of Genesis Partners, an Israel-based venture capital fund.  From 1993 to 1996, Dr. Kishon served as Associate Director of Dovrat-Shrem/Yozma-Polaris Fund Limited Partnership.  Prior to that, Dr. Kishon served as Chief Technology Officer at Yozma Venture Capital from 1992 to 1993.  Dr. Kishon serves as a director of Allot Communications Ltd and Celtro Inc.  From 1991 to 1992, Dr. Kishon was a Research Fellow in the Multimedia Department of IBM Science & Technology.  From 1989 to 1991, Dr. Kishon worked in the Robotics Research Department of AT&T Bell Laboratories.  Dr. Kishon holds a B.A. in Computer Science from the Technion – Israel Institute of Technology and an M.Sc. and a Ph.D. in Computer Science from New York University.

The Company's Nominating Committee recommended that Dr. Kishon be reelected as an outside director at the Meeting for an additional three year term. The Company's Board of Directors has found that Dr. Kishon has all necessary qualifications required under Companies Law and the requirements of the Nasdaq Global Market. The Company's Audit Committee and Board of Directors approved the Nominating Committee’s recommendation and determined that, in light of the expertise and special contribution of Dr. Kishon to the Company's Board of Directors and board committees, the reelection of Dr. Kishon as an outside director for an additional three years would be in the Company’s best interests.

In accordance with the Companies Law, Dr. Kishon has certified to the Company that he meets all the requirements of the Companies Law for the election as an outside director of a public company, and possesses the necessary qualifications, and has sufficient time to devote, in order to fulfill his duties as an outside director of the Company, taking into account the Company's size and special needs.

The Company's other outside directors are Mr. Doron Nevo, whose term expires in 2009, and Ms. Osnat Ronen, whose term expires in 2010.

Proposal

The shareholders are being asked to reelect Dr. Eyal Kishon as an outside director for an additional term of three years, as detailed above.  Management knows of no current circumstances that would render Dr. Kishon unable to accept nomination or reelection.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the shareholders of the Company hereby reelect Dr. Eyal Kishon to the Board of Directors of the Company to serve as outside director for an additional term of three years."

Vote Required

The reelection of Dr. Eyal Kishon as an outside director requires the vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on his reelection. In addition, the shareholder approval must include at least one-third of the shareholders other than the Company's controlling shareholders, if any, who are present, in person or by proxy, and voting at the Meeting or, alternatively, the total shareholdings of the shareholders who vote against this proposal (excluding the votes of the Company's controlling shareholders) must not represent more than one percent of the voting rights in the Company.

Board Recommendation

The Board of Directors recommends a vote "FOR" the reelection of Dr. Eyal Kishon as an outside director for an additional term of three years.

PROPOSAL TWO
APPROVAL OF GRANT OF OPTIONS TO PURCHASE ORDINARY
SHARES OF THE COMPANY TO DR. EYAL KISHON

Background

Under the Companies Law and the Companies Law Regulations (Rules Regarding Compensation and Expense Reimbursement for Outside Directors), 2000, the compensation of outside directors in securities requires approval of the Audit Committee and Board of Directors, followed by shareholder approval.  On October 30, 2008, the Audit Committee and the Board of Directors of the Company approved, subject to shareholder approval and the reelection of Dr. Kishon as an outside director, the grant of options to Dr. Kishon to purchase 22,500 Ordinary Shares of the Company, with 7,500 options to vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Dr. Kishon as an outside director of the Company.  These options will have an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Market on the date of the Meeting, and will otherwise be subject to the standard terms of the Company's option grants to directors.

Proposal

Shareholders are being asked to approve the grant of options to Dr. Eyal Kishon, who is nominated for reelection as outside director of the Company as detailed above.

It is proposed that the following resolution be adopted at the Meeting:

           "RESOLVED, that subject to approval of Proposal One, Dr. Kishon be awarded compensation for service as an outside director in options to purchase Ordinary Shares as follows: an aggregate of 22,500 options to purchase Ordinary Shares, of which 7,500 shall vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Dr. Kishon as an outside director of the Company.  These options shall be granted at an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Market on the date of the Meeting (or, if no closing price is available on such date, the closing price on the next trading day) and upon the terms approved by the Company's Audit Committee and Board of Directors."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the approval of the grant of options to purchase Ordinary Shares to Dr. Eyal Kishon as compensation for service as an outside director of the Company.

PROPOSAL THREE
REELECTION OF JOSEPH TENNE AS A CLASS II DIRECTOR

Background

The Company's Board of Directors currently has five directors, including three outside directors within the meaning of the Companies Law.  The Company's Articles of Association provide for a classified Board of Directors with the Company's directors (other than its outside directors) being divided into Class I, Class II and Class III directors.

Joseph Tenne serves as a Class II director.  His term is scheduled to expire at the Meeting.  Mr. Shabtai Adlersberg serves as a Class III director.  Mr. Adlersberg’s term is scheduled to expire at the 2009 Annual General Meeting of Shareholders.  There is a vacancy on the Board of Directors as there currently is no Class I director.  In addition, the Company has three outside directors on the Board of Directors, Ms. Osnat Ronen and Messrs. Kishon and Nevo. Dr. Kishon's term expires at this Meeting and he is standing for reelection at the Meeting, as described in Proposal No. 1.  Mr. Nevo's term expires in 2009 and Ms. Ronen's term expires in 2010.

In accordance with the Companies Law, each of the Company's directors (including each of the Company's directors that is not required to stand for reelection at this meeting) has certified to the Company that he or she meets all the requirements of the Companies Law for the election as director of a public company, and possesses the necessary qualifications, and has sufficient time to devote, in order to fulfill his or her duties as a director of the Company, taking into account the Company's size and special needs.

Shareholders are being asked to reelect Mr. Tenne to serve for an additional term of three years, expiring at the 2011 Annual General Meeting of Shareholders, or until his successor is elected.

Joseph Tenne has served as one of the Company's directors since June 2003. Mr. Tenne is the Chief Financial Officer of Ormat Technologies, Inc., a company listed on the New York Stock Exchange, which is engaged in the geothermal and recovered energy business. Since January 2006, Mr. Tenne has served as the Chief Financial Officer of Ormat Industries Ltd., an Israeli holding company listed on the Tel-Aviv Stock Exchange and the parent company of Ormat Technologies, Inc.  From 2003 to 2004, Mr. Tenne was the Chief Financial Officer of Treofan Germany GmbH & Co. KG, a German company, which is engaged in the development, production and marketing of oriented polypropylene films, which are mainly used in the food packaging industry. From 1997 until 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel, and a member of PricewaterhouseCoopers International Limited. Mr. Tenne holds a B.A. in Accounting and Economics and an M.B.A. from Tel Aviv University. Mr. Tenne is also a Certified Public Accountant in Israel.

Ms. Ronen and Messrs. Adlersberg and Nevo are not standing for reelection at the Meeting.  Biographical information concerning Ms. Ronen and Messrs. Adlersberg and Nevo follows for informational purposes only.

Osnat Ronen has served as one of the Company's outside directors since December 2007. Ms. Ronen has served as General Partner of Viola Private Equity since January 2008.  Prior there, from, 2001 until 2007, Ms. Ronen was the Deputy Chief Executive Officer of Leumi & Co. Investment House, the private equity investment arm and investment banking services arm of the Leumi Group, and from 1999 until 2001, she was the Deputy Head of the Subsidiaries Division of Leumi Group.  Ms. Ronen serves as a director of Leumi Leasing and Investments Ltd., National Consultants (Netconsultant) Ltd., Fox-Wizel Ltd., Paz Oil Company Ltd. and Keshet Broadcasting Ltd.  Ms. Ronen received an M.B.A. degree and a B.Sc degree in mathematics and computer science from the Tel Aviv University.

Shabtai Adlersberg co-founded AudioCodes in 1993, and has served as the Company's Chairman of the Board and Chief Executive Officer since inception. Mr. Adlersberg co-founded DSP Group, a semiconductor company, in 1987. From 1987 to 1990, Mr. Adlersberg served as the Vice President of Engineering of DSP Group, and from 1990 to 1992, he served as its Vice President of Advanced Technology. As Vice President of Engineering, Mr. Adlersberg established a research and development team for digital cellular communication which was spun-off in 1992 as DSP Communications. Mr. Adlersberg also serves as Chairman of the Board of Directors of Natural Speech Communication Ltd. and as a director of MailVision Ltd and CTI Squared Ltd. Mr. Adlersberg holds an M.Sc. in Electronics and Computer Engineering from Tel Aviv University and a B.Sc. in Electrical Engineering from the Technion-Israel Institute of Technology, or the Technion.

Doron Nevo has served as one of the Company's outside directors since 2000.  Mr. Nevo is President and CEO of KiloLambda Technologies Ltd., an optical subsystems company, which he co-founded in 2001.  From 1999 to 2001, Mr. Nevo was involved in fund raising activities for Israeli-based startup companies.  From 1996 to 1999, Mr. Nevo served as President and CEO of NKO, Inc.  Mr. Nevo established NKO in early 1995 as a startup subsidiary of Clalcom, Ltd.  NKO designed and developed a full scale, carrier grade, IP telephony system platform and established its own IP network.  From 1992 to 1996, Mr. Nevo was President and CEO of Clalcom Ltd.  Mr. Nevo established Clalcom in 1992 as a telecom service provider in Israel.  He also serves on the board of a number of companies, including Utility Wireless Corp. (a manufacturer of radio frequency sub-systems), Elcom Technologies (manufacturer of Satcom and digital radio synthesizers), Notox, Ltd. (a biotech company), BioCancell, Inc. and Bank Adanim.  Mr. Nevo holds a B.Sc. in Electrical Engineering from the Technion – Israel Institute of Technology and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

Proposal

The shareholders are being asked to reelect Joseph Tenne as a Class II director for a term to expire at the 2011 Annual General Meeting of Shareholders, or until his successor is elected.  Management knows of no current circumstances that would render Mr. Tenne unable to accept nomination or reelection.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the shareholders of the Company hereby reelect Mr. Joseph Tenne to the Board of Directors of the Company to serve as a Class II director for a term to expire at the 2011 Annual General Meeting."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the reelection of Joseph Tenne as a Class II director for a term to expire at the 2011 Annual General Meeting.

PROPOSAL FOUR
APPROVAL OF GRANT OF OPTIONS TO PURCHASE ORDINARY
SHARES OF THE COMPANY TO JOSEPH TENNE

Background

Under the Companies Law and the Companies Law Regulations (Rules Regarding Compensation and Expense Reimbursement for Outside Directors), 2000, the compensation of directors in securities requires approval of the Audit Committee and Board of Directors, followed by shareholder approval.  On October 30, 2008, the Audit Committee and the Board of Directors of the Company approved, subject to shareholder approval and reelection of Mr. Tenne as a Class II director, the grant of options to Joseph Tenne to purchase 22,500 Ordinary Shares of the Company, with 7,500 options to vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Mr. Tenne as a Class II director of the Company.  These options will have an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Market on the date of the Meeting, and will otherwise be subject to the standard terms of the Company's option grants to directors.

Proposal

Shareholders are being asked to approve the grant of options to Joseph Tenne, who is nominated for reelection as a class II director of the Company as detailed above.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that subject to approval of Proposal Three, Mr. Tenne be awarded compensation for service as a class II director in options to purchase Ordinary Shares as follows: an aggregate of 22,500 options to purchase Ordinary Shares, of which 7,500 shall vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Mr. Tenne as a Class II director of the Company.  These options shall be granted at an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Market on the date of the Meeting (or, if no closing price is available on such date, the closing price on the next trading day) and upon the terms approved by the Company's Audit Committee and Board of Directors."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the approval of the grant of options to purchase Ordinary Shares to Joseph Tenne as compensation for service as a Class II director of the Company.

PROPOSAL FIVE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AND AUTHORIZATION OF AUDITORS' COMPENSATION

Background

The Audit Committee and the Board of Directors have selected the accounting firm Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 2008.  Kost Forer Gabbay & Kasierer have audited the Company's books and accounts since the year ended December 31, 1997.

Representatives of Kost Forer Gabbay & Kasierer will attend the Meeting and may make a statement if they so desire.  They will be available to respond to appropriate questions raised during the Meeting.

Proposal

Shareholders are being asked to ratify the selection of Kost Forer Gabbay & Kasierer as the Company's independent auditors for 2008, and to authorize the Company's Board of Directors to set the compensation of these auditors.  Subject to the shareholders approving such authorization, the Board of Directors intends to further delegate the authority to set the compensation of the auditors to the Audit Committee of the Board of Directors.  The Audit Committee will pre-approve all services to be performed by, and compensation to be paid to, the Company's auditors as provided for in the U.S. Sarbanes-Oxley Act of 2002 and the rules thereunder.

It is proposed that the following resolution be adopted at the Meeting:

           "RESOLVED, that the appointment of Kost Forer Gabbay & Kasierer as the Company's independent public accountants for the fiscal year ending December 31, 2008 be, and it hereby is, ratified, and that the Board of Directors (or the Audit Committee, if authorized by the Board of Directors) be, and it hereby is, authorized to fix the remuneration of such independent public accountants in accordance with the volume and nature of their services."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends that the shareholders vote "FOR" the ratification of the appointment of the Company's independent auditors and the authorization of the compensation of the auditors.

REVIEW AND DISCUSSION OF THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2007

In accordance with Section 60(b) of the Companies Law, shareholders are invited to discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2007.  The Annual Report on Form 20-F of the Company filed with the U.S. Securities and Exchange Commission (SEC) for the year ended December 31, 2007, including the audited Consolidated Financial Statements of the Company, is available on the Company's website at www.audiocodes.com and on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Shabtai Adlersberg
Chairman of the Board

Dated:  November 3, 2008